MARC LUMER & COMPANY Certified Public Accountants

Certified Public Accountants Management Consultants

July 7, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K dated July 7, 2003 of Pluristem Life Systems, Inc. (formerly, A.I. Software, Inc.) filed with the Securities and Exchange Commission and are in agreement with the statements contain therein.

Yours truly,

/s/ Marc Lumer & Company
Marc Lumer & Company

221 Main Street, Suite 735 San Francisco, CA 94105 (415) 362-7807 Fax: (415) 915-3543